Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148302 and 333-148303 on Form S-8 of 1st Century Bancshares, Inc. of our report, dated March 15, 2011, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of 1st Century Bancshares, Inc. for the year ended December 31, 2010.

/s/ Perry-Smith LLP

Sacramento, California

March 15, 2011